U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
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FORM 4              STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
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                                                                                             ---------------------------------
                                                                                             OMB APPROVAL
                       Filed pursuant to Section 16(a) of the Securities                     ------------
                       Exchange Act of 1934, Section 17(a) of the Public Utility             OMB Number     3235-0287
                       Holding Company Act of 1935 or Section 30(f) of the                   Expires:      September 30, 1998
                       Investment Company Act of 1940                                        Estimated average burden
                                                                                             hours per response....0.5
                                                                                             ---------------------------------
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|_|   Check this box if
      no longer subject to
      Section 16. Form 4
      of Form 5 obligations may
      continue. See Instruction 1(b).
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
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1. Name and Address of Reporting Person         2. Issuer Name and Ticker or Trading Symbol      6. Relationship of Reporting Person
                                                                                                    to Issuer (Check all applicable)
   Rechler   Roger    M.                           Reckson Service Industries, Inc.
                                               --------------------------------------------      -----------------------------------

_______________________________________        3. IRS or Social Security    4. Statement for     X   Director         ____ 10% Owner
(Last)       (First)       (Middle)               Number of Reporting          Month/Year       ---
                                                  Person (Voluntary)              6/98              Officer (give     ____ Other
    c/o Reckson Associates Realty Corp.                                                         --- title below)          (specify
    225 Broadhollow Road                                                    5. If Amendment,                                below)
____________________________________________________                            Date of Original
                      (Street)                                                 (Month/Year)


     Melville, New York  11747
----------------------------------------------------
(City)      (State)             (Zip)



                                                                                                 7. Individual or Joint/Group Filing
                                                                                                    (Check Applicable Line)
                                                                                                     X   Form filed by One Reporting
                                                                                                    ---  Person
                                                                                                    ___  Form filed by More than one
                                                                                                         Reporting Person
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

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                                                                      TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED,
                                                                            DISPOSED OF, OR BENEFICIALLY OWNED
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

 1. Title of Security          2. Trans-   3. Trans-       4. Securities Acquired (A)  5. Amount of     6. Owner-     7. Nature
    (Instr. 3)                    action      action           or Disposed of (D)         Securities       ship          of In-
                                  Date        Code             (Instr. 3, 4 and 5)        Beneficially     Form:         direct
                                 (Month/      (Instr. 8)                                  Owned at         Direct        Bene-
                                  Day/                                                    End of           (D) or        Ficial
                                  Year)                                                   Month            Indirect      Owner-
                                                                                          (Instr. 3        (I)           Ship
                                                                                           and 4)          (Instr. 4)    (Instr. 4)
                                          --------------------------------------------
                                            Code     V       Amount  (A) or    Price
                                                                     (D)
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Common Stock                    6/30/98        P             510      A        $1.03         510              I*   By Corporations**
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                                6/30/98        P          14,938      A        $1.03      14,938              I*   By Corporation***
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                                6/30/98        P           2,735      A        $1.03       2,735              I*   By Spouse
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====================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)

                                (Print or Type Responses)


FORM 4 (CONTINUED)         TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                                            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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1. Title of  2. Conver-  3. Trans-  4. Transac-  5. Number of   6. Date Exer-  7. Title and  8. Price  9. Number 10. Owner- 11. Na-
   Derivative   sion or     action     tion         Derivative     cisable and    Amount of     of        of         Ship       ture
   Security     Exercise    Date       Code         Securities     Expiration     Underlying    Deriva-   Deriva-    Form of    of
   (Instr. 3)   Price of              (Instr. 8)    Acquired (A)   Date (Month/   Securities    tive      tive       Deriva-    In-
                Deriva-     (Month/                 or Disposed    Day/Year)      (Instr.3      Security  Securi-    tive       di-
                tive         Day/                   of (D)                         and 4)      (Instr. 5) ties Bene- Security:  rect
                Security     Year)                  (Instr. 3,                                            ficially   Direct    Bene-
                                                    4, and 5)                                             Owned at   (D) or    fi-
                                                                                                          End of     Indirect  cial
                                                                                                          Month      (I)        Own-
                                                                                                          (Instr. 4) (Instr. 4)  er-
                                                                                                                                ship
                                                                -------------------------------------                        (Instr.
                                                                Date     Expir-                                                   4)
                                                                Exer-    ation          Amount or
                                                                cisable  Date    Title  Number of
                                                                                        Shares
                                    ------- ----- ----- -----

                                      Code    V    (A)   (D)
------------ ----------- ---------- ------- ----- ----- ------  ------- ------ --------- ----- ---------- ---------- -------  -----

------------ ----------- ---------- ------- ----- ----- ------  ------- ------ --------- ----- ---------- ---------- -------  -----

------------ ----------- ---------- ------- ----- ----- ------  ------- ------ --------- ----- ---------- ---------- -------  -----

------------ ----------- ---------- ------- ----- ----- ------  ------- ------ --------- ----- ---------- ---------- -------  -----
------------ ----------- ---------- ------- ----- ----- ------  ------- ------ --------- -- -- ---------- ---------- -------  -----

------------ ----------- ---------- ------- ----- ----- ------  ------- ------ --------- --- - ---------- ---------- -------  -----

------------ ----------- ---------- ------- ----- ----- ------  ------- ------ --------- ----- ---------- ---------- -------  -----

------------ ----------- ---------- ------- ----- ----- ------  ------- ------ --------- ----- ---------- ---------- -------  -----

------------ ----------- ---------- ------- ----- ----- ------  ------- ------ --------- ----- ---------- ---------- -------  -----
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

Explanation of Responses:

* The reporting person disclaims beneficial ownership for purposes of Section 16 or for any other purpose.
** The shares were purchased for the benefit of reporting person's minor children and reporting person has dispositive power over such shares.
*** These shares represent the reporting person's aggregate proportion of the shares of several corporations.


Intentional misstatements or omissions of facts constitute Federal Criminal                /s/ Roger M. Rechler              7/9/98
Violations.                                                                                -------------------------------   ------
                                                                                           **Signature of Reporting Person    Date
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note:File three copies of this Form,  one of which must be manually  signed.  If space provided is insufficient, see Instruction 6 for procedure. Page 2 SEC
                                        1474 (8-92)                                                                           Page 2

                                                                                                                     SEC 1474 (8-92)
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